Exhibit 99.1

American States Water Company Announces Earnings for the Second Quarter of 2015

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 4, 2015--American States Water Company (NYSE:AWR) today reported net income of $15.6 million, or basic and fully diluted earnings per share of $0.41 for the quarter ended June 30, 2015, as compared to net income of $15.4 million, or basic and fully diluted earnings per share of $0.39 for the quarter ended June 30, 2014.

Second Quarter 2015 Results

The table below sets forth a comparison of the second quarter diluted earnings per share by business segment, as reported:

	Three Months Ended
	6/30/2015	6/30/2014	CHANGE
Water	$0.33	$0.33	$—
Electric	0.01	0.02	(0.01)
Contracted services	0.06	0.04	0.02
AWR (parent)	0.01	—	0.01
Consolidated diluted earnings per share, as reported	$0.41	$0.39	$0.02

Water

For the three months ended June 30, 2015 and 2014, diluted earnings from the water segment were $0.33 per share. Excluding surcharges for the recovery of previously incurred costs, which have no impact on operating income, there was an increase in earnings of $0.02 per share due primarily to: (i) an increase in the water gross margin due to rate increases, (ii) a decrease in interest expense, and (iii) a lower effective income tax rate due primarily to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements. These increases to earnings were offset by an increase of $0.02 per share in administrative and general expenses resulting primarily from higher legal and other outside service costs related to condemnation and drought activities. Golden State Water Company ("GSWC") will continue to incur legal costs to defend its water systems from condemnation actions. In connection with conservation efforts to meet the California Governor's order to reduce overall water usage by 25% as compared to 2013, GSWC has been authorized by the California Public Utilities Commission (“CPUC”) to track incremental drought-related costs incurred in a memorandum account for possible future recovery. Such incremental costs are being expensed until future recovery is approved by the CPUC.

Billed water consumption for the second quarter of 2015 decreased by approximately 13% as compared to the same period in 2014 due largely to water conservation by our customers in response to the ongoing drought conditions in California. Mandatory water conservation and rationing have been implemented across all of GSWC’s water systems to help the communities it serves meet the state’s reduction mandates; therefore, water consumption is expected to continue decreasing during the remainder of 2015 as compared to the same period last year. The decrease in water consumption does not have a significant impact on revenues due to the CPUC-approved Water Revenue Adjustment Mechanism ("WRAM") in place. GSWC records the difference between what it bills its water customers and that which is authorized by the CPUC in the WRAM accounts as regulatory assets for future recovery. Excluding surcharges, which again have no impact on operating income, GSWC’s water gross margin approximates the authorized water margin approved by the CPUC.

Electric

For the three months ended June 30, 2015, diluted earnings from the electric segment decreased by $0.01 per share compared to the same period in 2014 primarily due to a decrease in the electric gross margin. The decrease in the electric gross margin resulted from a change in the monthly allocation of the annual adopted base revenues approved by the CPUC in November 2014 in connection with the electric rate case. Differences in the monthly revenue spread for 2015 versus 2014 are expected to reverse during the year.

Contracted Services

Diluted earnings from contracted services were $0.06 per share during the second quarter of 2015, as compared to $0.04 per share for the same period in 2014. The increase in earnings was due, in part, to favorable changes in cost estimates for certain capital work in progress. Capital projects and cost estimates are continuously evaluated and revised accordingly. Revenues for these projects are recognized based on the percentage-of-completion method of accounting. The favorable changes in cost estimates were partially offset by lower construction activity as compared to the second quarter of 2014, due largely to the completion of several large capital projects during 2014 which did not recur in 2015. There was also a decrease in the effective income tax rate at contracted services resulting from a reduction in state income taxes, as compared to the same period in 2014. State income taxes vary among the jurisdictions in which the contracted services business operates.

AWR (parent)

Diluted earnings from AWR (parent) increased by $0.01 per share during the second quarter of 2015 as compared to the same period in 2014 due primarily to lower state income taxes.

Year-to-Date 2015 Results

Basic and fully diluted earnings per share were $0.73 for the year-to-date (“YTD”) June 30, 2015 as compared to basic and fully diluted earnings of $0.68 and $0.67 per share, respectively, for the YTD June 30, 2014. The table below sets forth a comparison of the YTD diluted earnings per share by business segment, as reported:

	Year-to-Date
	6/30/2015	6/30/2014	Change
Water	$0.57	$0.54	$0.03
Electric	0.04	0.04	---
Contracted services	0.10	0.08	0.02
AWR (parent)	0.02	0.01	0.01
Consolidated diluted earnings per share, as reported	$0.73	$0.67	$0.06

Increase/
Reconciliation of Changes in YTD EPS from 2014 to 2015:	(Decrease)

Water Segment:
Water gross margin contribution due to rate increases (excluding surcharges*)	$0.02
Higher depreciation expense	(0.01)
Lower other operation and maintenance expenses, partially offset by higher administrative and general expenses	0.01
Lower interest expense	0.01
Electric Segment:
Lower electric margin	(0.01)
Lower depreciation expense	0.01
Contracted Services Segment:
Favorable changes in cost estimates, partially offset by a decrease in construction activities	0.02
Higher operating expenses, partially offset by revenue increases due to successful price redeterminations	(0.01)
Lower state income taxes	0.01
AWR Parent:
Increase due primarily to state income tax benefits recorded at AWR parent	0.01

YTD 2015 EPS increase	$0.06
*	Surcharges billed to customers for previously incurred costs are recorded as revenues with a corresponding increase in operating expenses. These surcharges have no impact to earnings and are excluded from the table above.

Regulatory Matters

In July 2014, GSWC filed a general rate case for all of its water regions and the general office. The application will determine rates for the years 2016, 2017 and 2018. Hearings for the rate case were completed in June 2015, and settlements for certain items and legal briefs were filed in July 2015. A final decision on this rate case is expected by the end of 2015, with new rates effective January 1, 2016.

Dividends

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 61 years. On July 28, 2015, AWR's Board of Directors approved a 5.2% increase in the third quarter dividend from $0.213 per share to $0.224 per share on the Common Shares of the Company. Dividends on the Common Shares will be payable on September 1, 2015 to shareholders of record at the close of business on August 14, 2015.

Non-GAAP Financial Measures

This press release includes a discussion on the water and electric gross margins for various periods, which are computed by taking total water and electric revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call

The Company will host a conference call tomorrow, August 5, 2015 at 2:00 p.m. Eastern Time to discuss the financial results. Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com and clicking the “Investors” button at the top of the page.

The call will also be archived on our website and can be replayed beginning Wednesday, August 5, 2015 at 5:00 p.m. Eastern Time and will run through Wednesday, August 12, 2015.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 258,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets

	June 30,		December 31,
(in thousands)	2015		2014
	(Unaudited)
Assets
Utility Plant-Net	$1,015,507		$1,003,520
Goodwill	1,116		1,116
Other Property and Investments	18,728		17,536
Current Assets	150,228		209,451
Regulatory and Other Assets	157,776		146,675
Total Assets	$1,343,355		$1,378,298
Capitalization and Liabilities
Capitalization	803,191		832,599
Current Liabilities	95,167		99,290
Other Credits	444,997		446,409
Total Capitalization and Liabilities	$1,343,355		$1,378,298

Condensed Statements of Income	Three months ended		Six months ended
(in thousands, except per share amounts)	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$87,581	$86,232	$159,085	$156,989
Electric	7,889	8,328	18,858	18,784
Contracted services	19,148	21,081	37,608	41,813
Total operating revenues	$114,618	$115,641	$215,551	$217,586

Operating Expenses
Water purchased	$16,415	$16,263	$28,706	$27,487
Power purchased for pumping	2,123	2,570	4,140	4,534
Groundwater production assessment	4,122	4,853	7,511	8,393
Power purchased for resale	2,566	1,988	5,065	4,687
Supply cost balancing accounts	1,816	(106)	3,629	712
Other operation	7,362	7,085	13,522	14,032
Administrative and general	20,471	19,407	39,998	39,591
Depreciation and amortization	10,536	10,525	21,084	21,055
Maintenance	4,205	4,327	7,682	7,816
Property and other taxes	4,060	3,965	8,336	8,290
ASUS construction	10,412	13,764	20,458	27,221
Total operating expenses	$84,088	$84,641	$160,131	$163,818

Operating income	$30,530	$31,000	$55,420	$53,768

Other Income and Expenses
Interest expense	(5,527)	(5,778)	(10,755)	(11,405)
Interest income	102	123	214	235
Other, net	77	271	350	396
Total other income and expenses	(5,348)	(5,384)	(10,191)	(10,774)

Income Before Income Tax Expense	$25,182	$25,616	$45,229	$42,994
Income tax expense	9,534	10,262	17,432	16,619
Net Income	$15,648	$15,354	$27,797	$26,375

Weighted average shares outstanding	37,702	38,781	37,952	38,764
Basic earnings per Common Share	$0.41	$0.39	$0.73	$0.68

Weighted average diluted shares	37,909	39,001	38,153	38,974
Fully diluted earnings per Common Share	$0.41	$0.39	$0.73	$0.67

Dividends Declared Per Common Share	$0.2130	$0.2025	$0.4260	$0.4050

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707